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                                                                    EXHIBIT 10.3


                            [CATUITY INC. LETTERHEAD]



December 5, 1999



                                                                    CONFIDENTIAL
Mr. Michael Howe
62 Hampton Road,
Grosse Pointe Shores MI 48230

        Re:  Your Employment Agreement with Catuity, Inc.


Dear Michael:


Catuity Inc., a Delaware corporation (`Catuity'), is pleased to offer you a position as its President and Chief Executive Officer on the terms set forth in this letter agreement. As you know, Catuity is the parent company of Chip Application Technologies Limited ("C.A.T."), an Australian company that has, we believe, developed some highly competitive network application software for merchant incentive and other program. Catuity is listed on the Australian Stock Exchange and proposes to apply for listing on NASDAQ.

This agreement will be effective as of the date hereof (the "Effective Date") subject to your acceptance by execution of a counterpart copy of this letter where indicated below. Your start date of employment will be no later than January 15, 2000. Your right to receive salary, bonus, benefits, shares, etc. will commence with your start date of employment.

1. REPORTING, DUTIES AND RESPONSIBILITIES, EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT.

        In this position, you will report to the Board of Directors of Catuity. Your specific duties and responsibilities will be determined by the Board from time to time but will include executive management of Catuity and its subsidiaries, development and implementation of strategy and investment community relations. This offer is for a full-time position, located at the principal offices of Catuity located in the United States (to be determined by the board in consultation with you and currently anticipated to be either Denver, Colorado or Detroit, Michigan) except as travel to other locations (including overseas locations) may be necessary to fulfill your responsibilities. You also will execute Catuity's standard form of Employee Invention Assignment and Confidentiality Agreement, which is attached.

2.  SALARY, BONUS, BENEFITS, AND VACATION.

        (a) SALARY.

        Your initial base salary will be US$20,000 per month, which is an annualized salary of US$240,000, and is payable in accordance with Catuity's customary payroll practice as in effect from time to time; your salary commences on the date you first report for work with Catuity. This salary will be reviewed by the Board in conjunction with your annual performance review, but will not decline.



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        (b) CASH PERFORMANCE BONUS.

        Your cash performance bonus plan (commencing for calendar year 2000) will be determined each year at the time of budget review as determined by the Board of Directors, in consultation with you. Your first year cash performance bonus will be fixed at US$60,000 to be paid in four equal installments on 31 March, 30 June, 30 September and 31 December, 2000.

        (c) STOCK OPTION GRANT.

        On the date you first report to work with Catuity, Catuity will be issue you stock options under our Stock Option Plan (currently being finalized), exercisable at the lower of

        (i) the weighted average trading price of Catuity shares on the Australian Stock Exchange for the 30 days immediately prior to NASDAQ listing (converted to US$ at 0.65); and

        (ii) the weighted average trading price of Catuity shares on the NASDAQ market for the 30 days immediately following NASDAQ listing and

        (iii) The weighted average trading price of Catuity shares on the Australian Stock Exchange for the month of January 20900 (converted to US$ at 0.65).

        but not less than 85% of the fair market value of Catuity shares as of date of grant.

        All options will have an expiry date of the earlier of 31 December 2008 and the date six months after cessation of your employment with Catuity, subject to additional provisions of the Plan.

        In total you will be issued stock options on 315,000 shares of Common Stock (adjusted for any stock splits) in Catuity. The stock options will have the following vesting provisions (i.e. options will not be exercisable until vested):

        (i) 75,000 options will vest upon the date you first report to work with Catuity; and

        (ii) 12,000 options will vest at the end of each quarter, conditioned upon your continued employment by Catuity on the last day of each quarter, commencing on 31 March 2000 and concluding on 31 December 2004.

        (d) BENEFITS AND VACATION.

        You will be eligible to participate in, without limitation, the retirement plans and medical, dental, life and disability insurance plans being established for Catuity; Catuity will reimburse you for those costs that you incur to exercise your COBRA rights to extend your existing insurance coverage until the effective date of your Catuity insurance coverage, which Catuity insurance coverage, will be provided for the term of this Agreement. In addition, you will be entitled, without loss of compensation, to three weeks of vacation during the first year of your employment, three weeks of vacation during the second year of your employment, and four weeks of vacation during the third and each successive year of your employment. You may only accrue unused vacation up to a maximum of six weeks; otherwise, additional vacation will cease to accrue until you reduce the accrued, unused amount through use of vacation.


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        You will further be entitled, at Catuity's expense, to be reimbursed for
        10 economy class return airfares from Detroit to the location of Catuity's principal office in the United States (if other than Detroit) in each year of employment.

(e)     RELOCATION

        Catuity will pay reasonable relocation expenses, to the extent necessary, for you to relocate to within the proximity of the principle offices of Catuity in the United States when the location of these offices is determined.

3.   TERM AND TERMINATION.

        The term of this agreement is for a period of five years commencing upon the Effective Date.

        (a) TERMINATION BY CATUITY FOR CAUSE.

        Catuity may only terminate your employment and this agreement without notice by reason of Termination for Cause. For purposes of this agreement, "TERMINATION FOR CAUSE" will mean termination of your employment by Catuity's Board, after consultation with you, for your dishonesty, fraud, gross negligence in performance of your duties, material breach of this agreement or any other contractual or fiduciary obligation to Catuity or under any policy or procedure of Catuity, intentional engagement in acts seriously detrimental to Catuity's operations or your being charged by governmental authorities with a felony. Upon your Termination for Cause by Catuity, you will be entitled to receive cash and other compensation, which has accrued through the date of termination, only,

        (b) TERMINATION BY CATUITY WITHOUT CAUSE.

        Catuity may only terminate your employment and this agreement without cause on one year's written notice (it being Catuity's right to pay base salary equal to one year's amount, in lieu of notice, in order to effect immediate termination; in such case, you will be obligated, in accepting such payment, to release Catuity from all other obligations other than Catuity's obligation to pay cash and other compensation, which has accrued through the date of termination to which you may be entitled. including 50% of the options entitlement for the year of termination.

        (c) TERMINATION BECAUSE OF DEATH, OR INCAPACITY DUE TO DISABILITY.

        Your employment with Catuity and this agreement will also terminate upon your death or by reason of your Incapacity Due to Disability. For purposes of this agreement, "INCAPACITY DUE TO DISABILITY" means if, at the end of any month, you are unable to perform substantially all of your duties under this agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and you have been unable or will be unable, in the good-faith judgement of the Catuity Board, so to perform for either (1) four consecutive full calendar months, or (2) 90 or more of the normal working days during any 12 consecutive full calendar months. Nothing in this paragraph shall alter Catuity's obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods. Upon your termination for death or Incapacity Due to Disability, you will be entitled to receive cash and other compensation which has accrued through the date of termination.

        (d)  VOLUNTARY TERMINATION BY YOU.


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        You will be able to voluntarily terminate your employment and this
        Agreement at any time, provided that you must give Catuity at least six months advance written notice. Upon your voluntary termination, you will be entitled to receive cash and other compensation, which has accrued through the date of termination.

4.   OTHER MATTERS.

        You will not bring with you, or use, in the performance of your duties hereunder any confidential or proprietary material of any former employer, nor violate any lawful obligation to any former employer in the performance of your duties hereunder.

        Under your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements and negotiations between us as to the subject matter of this letter, will be binding upon and inure to the benefit of our respective successors and assigns (although none of your rights or obligations hereunder is assignable), and your heirs, administrators and executors, will be governed by Delaware law, and may only be amended in a writing signed by you and Catuity.

Mike, we are very excited to have you join us and look forward to working with you. I think we can have an exciting next few years.

                                       Sincerely,


                                       /S/ DAVID L. MAC SMITH
                                       ---------------------------
                                       David L. Mac Smith
                                       Catuity, Inc.



Attachment: Employee Invention Assignment and Confidentiality Agreement

ACCEPTED AND AGREED:


/S/ MICHAEL V. HOWE
----------------------
Michael V. Howe

Date signed: _________________________